Exhibit 99.1

Contacts:	Carl M. Mills Chief Financial Officer (408) 990-4000 cmills@quicklogic.com	Kristine Mozes Mozes Communications (781) 652-8875 kristine@mozescomm.com

QuickLogic Completes Internal Stock Option Review and Files Form 10-Q for the Second Quarter

SUNNYVALE, Calif. — December 22, 2006 — QuickLogic Corporation (NASDAQ: QUIK) today announced that it has completed its internal stock option review and filed its quarterly report on Form 10-Q for the fiscal second quarter ending July 2, 2006. The Form 10-Q includes a description of the Company’s internal review of stock option accounting and related practices and its findings, including the following summary:

Under the direction of the Audit Committee of the Board of Directors, the Company voluntarily initiated and has now concluded an internal review of the Company’s historical stock option granting practices and related accounting for the period from October 15, 1999, the date of its initial public offering, through July 28, 2006. The review was initiated by the Audit Committee in response to media attention about stock option practices at other companies. The Company did not find any systematic or pervasive practices to account for stock options in a manner inconsistent with generally accepted accounting principles (“GAAP”) or the Company’s stated policies and procedures. However, based on the results of the review and the Company’s analysis of the facts, the Company determined that there were certain errors committed in the process of documenting grants and accounting for stock options associated with measurement dates, grants prior to meeting the definition of an employee under GAAP, non-employee grants, modification of options and previously reported deferred stock compensation charges. A total pre-tax stock-based compensation charge of $964,000 is associated with these identified errors that should have been reported in previously issued consolidated financial statements had they been identified in the proper period. After considering all of the quantitative and qualitative factors in accordance with Staff Accounting Bulleting No. 99, “Materiality,” the Company determined that these adjustments were not material to any prior year and, thus, the Company has not restated its consolidated financial statements for prior periods. However, given that the effect of correcting these errors in 2006 would cause the 2006 consolidated financial statements to be materially misstated, the Company concluded that the cumulative effect adjustment method of initially applying the guidance of SEC Staff Accounting Bulleting No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements,” was appropriate. Accordingly, the cumulative effect of the adjustment was reflected as an increase to the carrying amount of additional paid-in capital as of January 1, 2006, with an offsetting entry to accumulated deficit.

Additional information concerning the review is included in our quarterly report on Form 10-Q filed with the Securities and Exchange Commission earlier today.

Today’s filing of QuickLogic’s quarterly report on Form 10-Q for the second quarter of 2006 was made in conformance with an extension of time to complete and file its required periodic reports granted by the Nasdaq Listing Qualifications Panel (“the Panel”). Pursuant to a decision letter from the Panel received on December 13, 2006, QuickLogic’s securities will continue to be listed on The Nasdaq Global Market, subject to: (i) filing on or before December 22, 2006 the Company’s quarterly report on Form 10-Q for the period ending July 2, 2006, which filing has been made; (ii) providing the Nasdaq Hearing Department with certain other requested information on or before December 22, 2006, which information has been provided; and (iii) filing on or before January 12, 2007 the Company’s quarterly report on Form 10-Q for the period ending October 1, 2006. Although the Company has satisfied or expects to satisfy each of these conditions on or before the required dates, there can be no assurance that QuickLogic will remain listed on The Nasdaq Global Market unless and until the Company fully satisfies the terms and conditions of the Panel’s decision.

About QuickLogic

QuickLogic Corporation (NASDAQ: QUIK) is the leading provider of the lowest power programmable logic solutions for the portable electronics, industrial, communications and military markets. The Company is located at 1277 Orleans Drive, Sunnyvale, CA 94089-1138. For more information, please visit the QuickLogic web site at www.quicklogic.com.

Safe Harbor Statement Under The Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements made by the Company relating to its plans to comply with the requirements set forth in the decision letter received from the Nasdaq Listing Qualifications Panel on December 13, 2006. Any compliance document prepared by QuickLogic will be subject to review by the Panel, which may, at its discretion, request additional information before determining that QuickLogic has complied with the terms of the Panel’s decision. If QuickLogic is unable to comply with the conditions for continued listing required by the Panel, the Company’s securities may be subject to delisting from The Nasdaq Global Market. QuickLogic would have the option to request that the Nasdaq Listing and Hearing Review Council review any decision to delist its shares from The Nasdaq Global Market, but the Company cannot provide any assurance that such a request would be successful.  These forward-looking statements are only predictions based on current information and expectations and are subject to certain risks and uncertainties, including, but not limited to the effect of our failure to timely file all required reports under the Securities Exchange Act of 1934, as amended; to the effect of our failure to timely file all required information with the Nasdaq Hearings Department; the potential delisting of our common stock from The Nasdaq Global Market; the outcome of the previously-announced SEC informal inquiry; the risks that may be associated with claims or proceedings relating to such matters, including shareholder litigation and formal action by the SEC or other governmental agencies; and that, as a result of such failure to file reports with the SEC or Nasdaq, the Company may be subject to claims that it is in default under or in breach of existing contractual obligations.

Additional risks are described in the Company’s public reports filed with the Securities and Exchange Commission, including the risks discussed in the “Risk Factors” section in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and in the Company’s prior press releases.  The forward-looking statements in this release speak only as of the date they are made, and the Company undertakes no obligation to revise or update publicly any forward-looking statement for any reason.

The QuickLogic name and logo are registered trademarks of QuickLogic Corporation. All other brands or trademarks are the property of their respective holders and should be treated as such. Our wirewatch code is QUIK-G.

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